Exhibit 10.1

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (“Sublease”) is entered into this 28th day of February, 2008, by and between K2 INC., a Delaware corporation (“Sublessor”) whose address is 555 Theodore Fremd Avenue, Rye, NY 10580 and ALPHATEC HOLDINGS, INC., a Delaware corporation (“Sublessee”) whose address is 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92011 (the “Premises”).

RECITALS

A. H.G. Fenton Company, a California corporation, as landlord, and Sublessor, as tenant, entered into a lease dated August 9, 2004 (“Master Lease”), with regard to the Premises. A copy of the Master Lease is attached hereto as Exhibit “A”.

B. Sublessor wishes to sublease to Sublessee, and Sublessee wishes to sublease from Sublessor, the entire Premises, along with certain furniture, fixtures and equipment currently located therein, in accordance with the terms and conditions set forth herein.

C. Sublessor has notified H.G. Fenton Property Company, a California corporation (“Landlord”), successor-in-interest to H.G. Fenton Company as landlord under the Master Lease, in writing of the termination of Sublessor’s lease between Sublessor and Landlord with respect to the premises located at 5830 El Camino Real, Carlsbad, CA, 92008 (“Building 2”), effective as of July 23, 2008 (“Building 2 Lease”) and Sublessee has entered into a lease with Landlord for Building 2, effective as of the date hereof.

NOW, THEREFORE, Sublessor and Sublessee agree as follows:

AGREEMENT

1. Sublease. Sublessor subleases the Premises to Sublessee, and Sublessee subleases the Premises from Sublessor, according to the terms and conditions of this Sublease. The term “Premises” for purposes of this Sublease shall include any and all existing permanent improvements (“Improvements”) in the Premises and the FF&E (as defined in Section 14 below), and failure to deliver the Improvements and FF&E on the Commencement Date set forth in Section 2 below, shall delay the Commencement Date in accordance with Section 8 below. The provisions of the Master Lease (except Paragraphs 1.3, 1.4, 1.5, 1.7(a) - (e), 1.10(a) - (b), 3.2, 3.3, 3.4, 4.1, 4.3, 5, 15, the First Sentence of Paragraph 17 of the Master Lease, and Exhibit B and Paragraphs 1, 3, 4 and 5 of Exhibit “E” to the Master Lease) are incorporated herein as though Sublessor was landlord under the Master Lease and Sublessee was tenant under the Master Lease, except that the rights and duties of the Lessor under Paragraphs 2.7, 2.8, 2.9, 2.10, 4.2, 7.2, 7.4(a) – (b), 8.1, 8.3, 9.1, 9.2, 9.3, 9.5, 10.2, 10.4, 11, 14, 16, 20 and 30 of the Master Lease, and Exhibit “C”, Exhibit “D” and Paragraphs 2 and 6 of Exhibit “E” to the Master Lease are reserved solely to Landlord and not to Sublessor. Paragraph 22 of the Master Lease as

incorporated herein shall be qualified by the contemporaneous termination of the Building 2 Lease and Landlord and Sublessee entering into a new lease of Building 2, and Landlord, Sublessor and Sublessee entering into the written consent to this Sublease as described in Paragraph 18 below (the “Consent”). As a material inducement to Sublessee’s agreement to enter into this Sublease, Sublessor hereby waives its right to extend the term of the Master Lease pursuant to the provisions of Paragraph 5 of Exhibit “E” to the Master Lease, and hereby agrees that Sublessor shall not interfere with any right granted to Sublessee by Landlord to enter into a direct lease of the Premises following the expiration of this Sublease, as long as Sublessor’s liability to Landlord under the Master Lease and for the Premises terminates upon the effectiveness of such new lease. All capitalized terms not defined in this Sublease shall have the meanings given to them in the Master Lease.

2. Term. The term (“Term”) of this Sublease will begin on May 1, 2008 (the “Commencement Date”) and will end on January 31, 2016, inclusive, unless sooner terminated in accordance with the provisions hereof; provided, however, that the Commencement Date shall be subject to extension as provided in Section 8 below.

3. Use. The Premises may be used for office, engineering, research and development, light manufacturing, distribution and any other use permitted under either the Master Lease, the Consent or, after the date of this Sublease, any use consented to in writing by the Landlord and Sublessor (Sublessor’s consent not to be unreasonably conditioned, withheld or delayed).

4. Rent.

(a) Monthly Base Rent. Sublessee will pay Sublessor as rent (“Rent”) for the Premises the amounts set forth below, in each case, in advance, without notice, demand, offset, or counterclaim, on the first day of each month prior to the month such Rent shall be applicable to (e.g. Rent for February 2009 shall be payable January 2009), minus the Monthly Abatement Credit (as defined below) for the first seven (7) months of the Term. Rent and any other sums due to Sublessor from Sublessee under this Sublease will be paid at the following address (unless written notice provided of a change of address): 555 Theodore Fremd Avenue, Rye, NY 10580. If the Term of this Sublease begins on a day other than the first day of a month or ends on a day other than the last day of a month, Rent will be prorated on a per diem basis.

(a) Base Rent Schedule.

Months	Rate/RSF	Monthly Rate
1 – 12*	$1.05	$80,527.65	*
13 – 24	$1.08	$82,828.44
25 – 36	$1.10	$84,362.30
37 – 48	$1.13	$86,663.09
49 – 60	$1.16	$88,963.88
61 – 72	$1.19	$91,264.67
72 – 84	$1.22	$93,565.46
85 – 93	$1.25	$95,866.25

*	Reduced by the Monthly Abatement Credit.

(b) Rental Abatement. In an effort to offset Sublessee’s relocation and tenant improvement costs, Base Rent shall be conditionally abated for months one (1) through seven (7) of the Term (the “Monthly Abatement Credit”); provided, however, Rent for month eight (8) of the Term in the amount of Eighty Thousand Five Hundred Twenty-Seven and 65/100 Dollars ($80,527.65) shall be due and payable within five (5) days following Sublessee’s receipt of the fully executed Consent. Notwithstanding the foregoing, (a) Sublessee’s seven (7) month rent abatement period shall run from the later of the Commencement Date or the date possession of the Premises is tendered to Sublessee in the condition required for the Commencement Date to occur, and (b) if the Commencement Date occurs on a date other than the first day of a calendar month, then Rent for month eight (8) of the Term shall be reduced so that the Base Rent is abated for the same number of days in month eight (8) of the Term as the number of days preceding the Commencement Date in the calendar month in which the Commencement Date occurs, and any excess prepaid rent shall be applied to Base Rent for month nine (9) of the Term. In the event of premature termination of the Term of this Sublease due to Sublesee’s default, there shall be immediately due and payable from Sublesee, the unamortized portion of the Monthly Abatement Credit actually realized by Sublesee. For purposes of this Section 4(b), the unamortized portion of the Monthly Abatement Credit shall be determined by multiplying the total Monthly Abatement Credit actually realized by Sublessee by a fraction, the numerator of which is the number of months remaining in the Term following premature termination in which unabated Rent would have been payable to Sublessor pursuant to the Sublease, and the denominator of which is the total number of months in the Term, both before and after the premature termination, in which unabated Rent was paid or would have been payable to Sublessor had the Sublease not been terminated. Notwithstanding anything to the contrary in this Section 4(b), the amount of repayment made by the Sublessee pursuant to this Section 4(b) shall not exceed $281,846.78. Any amounts due to Sublessor in accordance with this Section 4(b) shall be in addition to any sums otherwise recoverable pursuant to this Sublease.

5. Security Deposit. Within five (5) days following Sublessee’s receipt of the fully executed Consent, Sublessee shall deposit with Sublessor the sum of Ninety Three Thousand Five Hundred Sixty-Five and 46/100 Dollars ($93,565.46) that Sublessor will hold, and may apply some or all of said deposit, in accordance with terms and conditions of Paragraph 5 of the Master Lease (this sum will be held through the Term under this Sublease), and shall return any unused portion thereof in accordance with the applicable terms and conditions of said Paragraph 5 following the expiration or earlier termination of this Sublease, within the applicable time period set forth therein.

6. Acceptance of the Premises. Sublessor, at its sole expense, shall cause the Premises to be delivered to Sublessee, for Sublessee’s exclusive use and occupancy, on or before May 1, 2008 with the following “Delivery Conditions” satisfied: (a) all prior occupants of the Premises and their personal property (other than the FF&E, as defined in Section 14 below) shall have been removed from the Premises, and all of Sublessor’s signage shall have been removed from the Premises (including, without limitation, all exterior signage), and the Premises shall otherwise be delivered to Sublessee in a broom clean condition with all damage to the Premises resulting from Sublessor’s vacating the Premises repaired (excluding small nail holes and other repairs normally associated with repainting and re-carpeting second generation space), (b) all plumbing, electrical, HVAC, mechanical, lighting, fire and life safety (other than the fire suppression system(s)(FM 200)) systems of the Premises shall be in good working order, and (c) the Premises shall comply with all Americans with Disabilities Act requirements then applicable to the Premises. Other than as set forth in the previous sentence, Sublessee shall accept the Premises in its present “as is” condition when possession of the Premises is effectively delivered to Sublessee, and Sublessor makes no representation or warranty as to its fitness for Sublessee’s intended use. Other than as set forth in the first sentence of this section, Sublessor will not be obligated to make any alterations or improvements to the Premises on account of this Sublease. Sublessor shall provide Sublessee with at least five (5) days advance written notice that the Delivery Conditions have been satisfied and the Premises are ready for delivery to Sublessee. Within the 5-day period following Sublessee’s receipt of such notice, Sublessee and Sublessor shall perform a walk-through inspection to confirm the Delivery Conditions, and any Delivery Conditions that do not materially impair Sublessee’s ability to occupy the space shall be included on a punchlist of items to be completed by Sublessor after the Commencement Date, and Sublessor shall remedy all such punchlist items within thirty (30) days following the Commencement Date. The surrender provisions of Paragraph 7.4(c) of the Master Lease notwithstanding, Sublessee shall only be responsible for surrendering the Premises to Sublessor in the “as is” condition received from Sublessor on the Commencement Date, subject to normal wear and tear, and without obligation to remove any of the Improvements or the FF&E from the Premises; provided, however, that if Sublessee exercises its option to purchase the FF&E, the Sublessee shall remove such FF&E from the Premises at the end of the Term; and further provided that Sublessor shall not require removal of any of Sublessee’s improvements, alterations, trade fixtures or equipment from the Premises at the expiration of the Term unless Landlord shall require removal of same. Sublesssee shall indemnify and hold harmless Sublessor from and against any damages, injuries, claims and expenses (including reasonable attorneys’ fees) incurred by Sublessor arising out of Sublessee’s failure to vacate the Premises and remove Sublessee’s improvements, alterations (as may be required under the Maser Lease or this Sublease), trade fixtures or equipment from the Premises, on or before expiration of the Term.

7. Possession and Access. Sublessee shall be given possession of the entire Premises on the Commencement Date. At Sublessee’s own risk, Sublessor shall reasonably coordinate with Sublessee to provide prior reasonable access to the Premises in advance of the Commencement Date for planning of design and construction, free of any Rent or Operating Expenses. Sublessee shall indemnify and hold harmless Sublessor from and against any damages, injuries, claims and expenses (including reasonable attorneys’ fees) incurred by Sublessor arising out of claims based on personal injuries, including death at any time therefrom, and/or damage to property, from any cause whatsoever, arising out of, incidental to, or in connection with such access and/or caused by the negligence or willful misconduct of Sublessee, its employees or agents.

8. Failure to Deliver. In the event Sublessor fails to tender possession, due to no fault of Sublessee, of the entire Premises to Sublessee by May 1, 2008, in the condition required by Section 6 of this Sublease above, Sublessor and Sublessee agree that a liquidated damages payment of Six Thousand and 00/100 Dollars ($6,000) shall be paid by Sublessor to Sublessee for every full or partial day after the Commencement Date in which Sublessor fails to tender possession of the entire Premises to Sublessee; provided that such damages shall not exceed Three Hundred Sixty Thousand and 00/100 Dollars ($360,000) (60 days); and provided further that such liquidated damages shall not constitute a waiver of any rights of Sublessee at law or in equity in the event possession of the Premises does not occur by the Commencement Date.

9. Sublessee’s Holdover Costs. Sublessor agrees to compensate Sublessee for holdover rent from March 1, 2008 through June 30, 2008 related to Sublessee extending its existing Carlsbad sublease and lease, irrespective of the term of such sublease or lease, for the following location: 2051 Palomar Airport Rd., Suite 100 and Suite 400 (the “Holdover Location”). Such holdover costs, if any, shall be computed based on the increased rent that Sublessee is required to pay in the Holdover Location above the monthly rent for the Holdover Location after February 29, 2008. Such total cost obligation of Sublessor shall not exceed Twenty Thousand and 00/100 Dollars ($20,000.00) per month. Provided that the Sublessor tenders possession of the Premises in the condition required in Section 6 of this Sublease above on or before May 1, 2008, Sublessor shall not be obligated to pay holdover costs with respect to the Holdover Location for any time period that begins on May 1, 2008 and ends on the date Sublessee accepts tender of the Premises from Sublessor. If Sublessor fails to make prompt payment to Sublessee of the holdover costs due Sublessee under this Section 9, then in addition to Sublessee’s other remedies, Sublessee shall have the right to offset the amount of such holdover costs against Sublessee’s rent obligations under this Sublease.

10. Other Charges. During the Term of this Sublease, Sublessee will pay to Sublessor “Lessee’s Share” (as such term is defined in the Master Lease) of any Common Area Operating Expenses payable by Sublessor pursuant to the Master Lease. Such payments will be made as and when due under the Master Lease. Subject to the Master Lease, Sublessee shall separately contract and pay directly for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services to supply the Premises, together with any taxes thereon. Sublessee shall also pay for all janitorial services. Sublessor agrees to cause Landlord to deliver the Landlord’s annual reconciliation statement directly to Sublessee (or provide such statement to Sublessee within ten (10) business days after receiving such statement from Landlord) and to reasonably cooperate with Sublessee in Sublessee’s efforts to review Landlord’s books and records relating to Common Area Operating Expenses as permitted under Paragraph 4.2(d) of the Sublease, and hereby appoints Sublessee as the Sublessor’s agent for the purpose of performing such review in accordance with the terms and conditions of Paragraph 4.2(d) of the Master Lease. Any refund or credit received by Sublessor as a result of an overpayment of Common Area Operating Expenses by Sublessee shall be credited against Sublessee’s rent obligations next coming due under this Sublease.

11. Parking. Sublessor agrees that during the Term of this Sublease, Sublessee shall be entitled to use Two Hundred Ninety-Eight (298) unreserved vehicle parking spaces and zero (0) reserved vehicle parking spaces on those portions of the Common Areas designated from time to time by Landlord for parking. Such use shall be subject only to the terms and provisions set forth in the Master Lease regarding Sublessor’s parking rights. Upon any assignment or subletting of all or a potion of the Premises permitted under this Sublease, some or all of Sublessee’s parking rights may be assigned to such assignee or subtenant.

12. Signage. Sublessee shall have all signage on identical terms as those granted to Sublessor under the Master Lease pursuant to the approval of Landlord. All fabrication, installation, and removal costs and expenses relating to Sublessee’s signage shall be the sole responsibility of Sublessee. Subject only to Landlord’s consent to such signage, upon any assignment or subletting of all or a potion of the Premises permitted under this Sublease, some or all of Sublessee’s signage rights may be assigned to such assignee or subtenant.

13. Services. Sublessor will not be obligated to provide any services to Sublessee. Sublessee’s sole source of such services is Landlord, pursuant to the Master Lease. Sublessor makes no representation about the availability or adequacy of such services; provided, however, that Sublessor shall be obligated to use commercially reasonable efforts to enforce Landlord’s obligation to provide such services in accordance with the Master Lease, but shall not be obligated to bring a legal action to enforce such obligation unless such action is requested in writing by Sublessee, who agrees to pay all costs and expenses to institute such legal action against Landlord (subject to the prevailing party reimbursement provisions of the Master Lease), unless such action relates to the breach of or enforcement of the covenant of quiet enjoyment, then in such event all costs and expenses of instituting legal action including, without limitation, reasonable, actual and documented attorneys’ fees and costs shall be borne by Sublessor.

14. Furniture, Fixtures and Equipment. Sublessor agrees that during the Term of this Sublease, Sublessee shall have the exclusive use of the certain furniture, fixtures and equipment set forth on Schedule 1 to this Sublease (“FF&E”). Upon the end of the Term, provided Sublessee is not in default of this Sublease or the Master Lease, Sublessee shall have the option to purchase the FF&E for One and 00/100 Dollar ($1.00) in its current “as-is” condition and Sublessor will provide no additional warranties, other than warranties with respect to Sublessor’s right to sell such FF&E free and clear of all liens and encumbrances. Sublessee shall have no obligation to replace any of the FF&E that is damaged or becomes inoperable as a result of normal wear and tear.

15. Estoppel Certificates. Within no more than ten (10) business days after written request by Sublessee or Sublessor, as the case may be, the requested counterparty will execute, acknowledge and deliver to the requesting party a certificate stating (to the extent accurate):

(a) that this Sublease is unmodified and in full force and effect, or, if the Sublease is modified, the way in which it is modified accompanied by a copy of the modification agreement;

(b) the date to which rental and other sums payable under this Sublease have been paid;

(c) that no notice of any default has been received by the requested party which has not been cured, or, if the default has not been cured, what such requested party intends to do in order to effect the cure, and when it will do so;

(d) that Sublessee has accepted and occupied the Premises; and

(e) other matters as may be reasonably requested by the requesting party. Notwithstanding the generality of this subsection (e), Sublessor agrees to execute, at Sublessee’s sole cost and expense, waiver forms substantially in the form attached hereto as Exhibit “B”.

16. The Master Lease. This Sublease is subject to the Master Lease. Sublessor represents that the Master Lease attached hereto as Exhibit “A” is a true, correct and complete copy of the Master Lease, that the Master Lease is in full force and effect, that there are not now, and that on the Effective Date, there shall not be any uncured defaults on Sublessor’s part under the Master Lease or any events or conditions that are then continuing which, with the passage of time, will become a default. The provisions of the Master Lease are applicable to this Sublease as though landlord under the Master Lease were the Sublessor under this Sublease and tenant under the Master Lease were Sublessee under this Sublease. Sublessee shall have the right to make directly demands and requests of Landlord relating to the enforcement of the tenant’s rights and the performance of the landlord’s obligations that relate to the conditions of the Premises under the Master Lease, provided that Sublessee delivers contemporaneous notice of such requests and demands to Sublessor. With respect to all communications between the Sublessee and Landlord that do not relate to the conditions of the Premises, all communications between Sublessee and Landlord shall be through Sublessor. Sublessee has received a copy of the Master Lease. Neither Sublessee nor Sublessor will do, nor allow to be done by anyone under their respective control, anything that would constitute a default under the Master Lease or that would cause the Master Lease to be terminated or forfeited by virtue of any rights reserved by or vested in Landlord, nor shall Sublessor agree to terminate nor exercise any right to terminate the Master Lease without the prior written consent of Sublessee as long as Sublessee is not in Default under this Sublease. Sublessee will indemnify Sublessor against any loss, liability, and expenses (including reasonable attorneys’ fees and costs) arising out of any default under the Master Lease caused by Sublessee, and Sublessor will indemnify Sublessee against any loss, liability, and expenses (including reasonable attorneys’ fees and costs) arising out of any default under the Master Lease caused by Sublessor, or arising out of any termination of the Master Lease by Sublessor without Sublessee’s consent (provided Sublessee is not in Default under this Sublease at the time of such termination). Pursuant to Paragraph 12.3(b) of the Master Lease, if Sublessee receives a written notice from Landlord that the Sublessor is in breach of the Master Lease, then Sublessee shall pay the Base Rent and Operating Expenses due under this Sublease directly to or as directed by the Landlord, which payments shall be credited against any payments due to Sublessor under this Sublease.

17. Sublessee Right to Cure Sublessor Defaults. Sublessor shall provide Sublessee with any notice of default by Sublessor under the Master Lease, and if such default is monetary in nature (i.e. can be cured by the payment of money), and is not cured within a time period equal to one-half of the time period afforded to the tenant under the Master Lease, Sublessee shall have the right to pay the amount required to cure such default in order to protect its interest in the Premises, and any amount so paid, which is not reimbursed to Sublessee within twenty (20) days after written request from Sublessee (provided that such default is cured by Sublessee’s payment), shall be subject to Sublessee’s right to offset such amount against Sublessee’s rent obligations accruing under this Sublease after the expiration of such 20-day period. If Sublessor shall be in default under this Sublease, Sublessee shall have the rights of the tenant under Section 13.6(b) of the Master Lease to invoke the remedies of tenant permitted under the Master Lease, including the right to offset Rent payments as, and to the extent, permitted under Section 13.6(b) of the Master Lease.

18. Consent of Landlord. Pursuant to the Master Lease Sublessor is required to obtain the consent of Landlord to any subletting of the Premises by Sublessor. Therefore, this Sublease shall not be effective unless, within fifteen (15) days of the date hereof, Landlord consents to this Sublease in writing in the form of Consent attached hereto as Exhibit “C”.

19. Subsequent Subleases, Assignments and Modifications. Sublessee shall not further sublet the Premises or any portion thereof, nor assign, amend or modify this Sublease, without the express prior written consent of Sublessor, which consent shall not be unreasonably withheld conditioned or delayed. The provisions of Paragraph 12 of the Master Lease shall apply to subletting and assignment of the Premises by Sublessee as if such provisions were set forth in this Sublease. Any attempted further subletting of the Premises or assignment (other than an assignment by operation of law as permitted under the Master Lease), amendment or modification of this Sublease without the express prior written consent of Sublessor shall be void ab initio and shall constitute a material default by Sublessee under this Sublease.

20. Attorneys’ Fees. In the event suit is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover as an element of his costs of suit, and not as damages, reasonable attorneys’ fees to be fixed by the court.

21. Authority. Each person executing this Sublease on behalf of the Sublessee and Sublessor represents and warrants that he or she is authorized and empowered to do so and to thereby bind the Sublessee and Sublessor, respectively.

22. Real Estate Broker. Sublessee and Sublessor each represents that except for Cushman & Wakefield and Irving Hughes (the “Brokers”), it has dealt with no real estate broker, agent, finder or other person acting as such in connection with this transaction. Sublessor shall pay the leasing commissions of Brokers in accordance with a separate written agreement between Sublessor and Brokers. Each party shall indemnify and hold the other harmless from and against any and all claims, judgments, suits, costs, reasonable attorney’s fees and other expenses which the other may incur by reason of claims of any person, firm or corporation for a brokerage commission, finder’s fee or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Brokers in connection with the Premises or this Sublease. Each party’s obligations under this section shall survive the expiration or sooner termination of this Sublease.

23. Notices. In the event that Sublessee or Sublessor shall receive any notice or other communication with respect to the Premises or the use and occupancy thereof from Landlord, such recipient shall promptly furnish same to the other party. Any notice or other communication which either party shall desire or be required to give to the other shall be deemed sufficiently given if in writing and sent by registered or certified mail or recognized overnight carrier addressed to the other party, as follows: to Sublessor at the address set forth in the first paragraph of this Sublease; and to Sublessee at the address set forth in the first paragraph of this Sublease until the Commencement Date, and thereafter at the Premises, to the attention of both Sublessee’s Chief Financial Officer and its General Counsel.

24. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed as of the day and year first above written.

SUBLESSOR		SUBLESSEE

K2 INC., a Delaware corporation		ALPHATEC HOLDINGS, INC., a Delaware corporation

By:	/s/ Mark Rosebrock	By:	/s/ Steven Yasbek
	Name: Mark Rosebrock Title: Associate General Counsel		Name: Steven Yasbek Title: CFO and Vice President

SCHEDULE 1

FF&E

(Attach copy of FF&E Schedule)

EXHIBIT “A”

MASTER LEASE

(Attach copy of Master Lease)

EXHIBIT “B”

FORM OF WAIVER

(Attach copy of Waiver Form)

EXHIBIT “C”

LANDLORD’S CONSENT TO SUBLEASE